CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement No. 333-176635 on Form N-1A of our report dated December 16, 2016, relating to the financial statements and financial highlights of the Capital Group Emerging Markets Total Opportunities Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights”, “Independent registered public accounting firm”, and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 29, 2017